Exhibit 99.1

NEWS RELEASE	Jan. 12, 2009

FSI Announces Fourth Quarter and Full Year Revenue Significantly Above Expectations

VICTORIA, BRITISH COLUMBIA, Jan. 12, 2009 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE:Alternext: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable and environmentally safe water and energy conservation technologies, as well as biodegradable anti-scalant technology.

Flexible Solutions’ 4th quarter revenue increased from $1.7 million (Q4, 2007) to $2.24 million (Q4, 2008), a gain of more than 32% year over year and the highest 4th quarter revenue in the Company's history. Note that; due to sales seasonality, 4th quarter revenue tends to be significantly smaller than 1st  and 2nd quarters.

As a result of this strong 4th quarter, full year 2008 revenue also exceeded expectations, reaching a record $10.74 million, up 45% from $7.4 million reported in 2007. Audited financial statements, including net profits, will be released concurrent with our 10K SEC report in March.

The strong 4th quarter results were driven by the Company's NanoChem division which continues to establish itself as a key driver of future growth for FSI. Sales increased in oil extraction, detergent, agriculture and water treatment segments for the full year and, each market segment contributed strongly to the record results.

Mr. Dan O’Brien, CEO, states, “I am extremely proud of our team, especially in this difficult economic environment and, we plan to maintain this momentum in 2009. Although it is still very early in the quarter,  based upon indications from current and new customers, especially in agriculture, we expect orders to be substantially higher in the 1st quarter, 2009 as compared to 1st quarter, 2008. Therefore, the Company is extremely optimistic that 1st quarter, 2009 revenue will track much higher than last year, as will cash flow and profit.”

About Flexible Solutions International
Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. FSI is the developer and manufacturer of WaterSavr, the world’s first commercially viable water evaporation retardant.  WaterSavr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heatsavr, a “liquid blanket” evaporation retardant for the commercial swimming pool and spa markets, reduces energy costs by 15% to 40% and, further results in reduced indoor humidity. The Company’s Ecosavr product targets the residential swimming pool market. The Company’s NanoChem Solutions, Inc., subsidiary specializes in environmentally friendly, green chemistry, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic acid.

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Flexible Solutions International
615 Discovery Street, Victoria, BC  V8T 5G4 CANADA

Company Contacts
Jason Bloom
Tel: 250.477.9969
Toll Free: 800.661.3560
Fax: 250.477.9912
Email: info@flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: karenr@flexiblesolutions.com
To find out more information about Flexible Solutions and our products please visit www.flexiblesolutions.com